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                            [FORM OF]                           EXHIBIT 99.20

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL ANY SHARES. THE OFFER IS MADE SOLELY BY THE PROSPECTUS DATED NOVEMBER 21, 2000 AND THE RELATED LETTER OF TRANSMITTAL AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND IS BEING MADE TO ALL HOLDERS OF SHARES. THE OFFERORS ARE NOT AWARE OF ANY STATE WHERE THE MAKING OF THE OFFER IS PROHIBITED BY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT TO ANY VALID STATE STATUTE. IF THE OFFERORS BECOME AWARE OF ANY VALID STATE STATUTE PROHIBITING THE MAKING OF THE OFFER OR THE ACCEPTANCE OF THE SHARES PURSUANT THERETO, THE OFFERORS SHALL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH STATUTE OR SEEK TO HAVE SUCH STATUTE DECLARED INAPPLICABLE TO THE OFFER. IF, AFTER SUCH GOOD FAITH EFFORT, THE OFFERORS CANNOT COMPLY WITH ANY SUCH STATE STATUTE, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES IN SUCH STATE. IN JURISDICTIONS WHOSE LAWS REQUIRE THAT THE OFFER BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON THE OFFERORS' BEHALF BY GOLDMAN, SACHS & CO. (THE "DEALER MANAGER") OR BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                           NOTICE OF OFFER TO EXCHANGE
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                               AXA FINANCIAL, INC.
                FOR 0.295 OF AN AMERICAN DEPOSITARY SHARE OF AXA
                   AND $35.75 NET TO SELLER IN CASH PER SHARE
                                       BY
                                       AXA
                                     AND BY
                                AXA MERGER CORP.
                        A WHOLLY OWNED SUBSIDIARY OF AXA

          AXA, a societe anonyme organized under the laws of France, and AXA Merger Corp., a Delaware corporation and wholly owned subsidiary of AXA ("Merger Sub" and, together with AXA, the "Offerors"), are jointly offering to exchange all of the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of AXA Financial, Inc. (the "Company"), for consideration per Share consisting of 0.295 of an American depositary share of AXA ("AXA ADS") plus $35.75 net to the seller in cash, without interest (such consideration or any greater amount of consideration given per Share pursuant to the Offer, the "per share merger consideration"), upon the terms and subject to the conditions set forth in the Prospectus dated November 21, 2000 (the "Prospectus") and in the related Letter of Transmittal (which together, as amended or supplemented from time to time, constitute the "Offer"). Shares held by AXA or its subsidiaries will not be exchanged pursuant to this Offer. The Offer is a joint exchange offer by the Offerors to exchange all Shares tendered pursuant to the Offer for AXA ADSs and cash. Following the consummation of the Offer, the Offerors intend to effect the Merger as defined and described below.

              THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
               MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 22, 2000,
                          UNLESS THE OFFER IS EXTENDED.

          THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED OR ON ANY FINANCING ARRANGEMENTS. THE OFFER IS SUBJECT TO OTHER TERMS AND CONDITIONS SET FORTH IN THE PROSPECTUS.

          The Offer is being made pursuant to an Agreement and Plan of Merger dated as of October 17, 2000 (the "Merger Agreement") among AXA, Merger Sub and the Company. Pursuant to the Merger Agreement, as soon as practicable after the completion of the Offer and the satisfaction or waiver of the conditions set forth in the Merger Agreement, the Merger Agreement will be approved and adopted by a majority of the shareholders of the Company by written consent. Merger Sub will then be merged with and into the Company (the "Merger") in accordance with the applicable provisions of the General Corporation Law of the State of Delaware. Following the Merger, the Company shall be the surviving corporation and the separate existence of Merger Sub shall cease. At the effective time of the Merger, each issued and outstanding Share (other than (i) Shares owned (or held in the Company's treasury) by the Company or Merger Sub and (ii) Shares owned directly or indirectly by AXA) will be converted into the right to receive the per share merger consideration, subject to appraisal rights available under Delaware law. No fractional AXA ADSs will be issued pursuant to the Offer. Holders of Shares to be exchanged will receive cash in lieu of any such fractional AXA ADSs.

          The Board of Directors of the Company, based upon, among other things, the unanimous recommendation of a Special Committee of independent directors of the Company, (a) unanimously determined that the terms of each of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company's stockholders (other than AXA and its affiliates), (b) unanimously approved the Merger Agreement and the transactions contemplated thereby and declared the advisability of the Merger Agreement, and (c) unanimously recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer and, if applicable, adopt the Merger Agreement.


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          For purposes of the Offer, the Offerors will be deemed to have accepted for exchange, and thereby exchanged, Shares validly tendered and not withdrawn if, as and when the Offerors give oral followed by written notice to First Chicago Trust Company of New York (the "Exchange Agent") of their acceptance for exchange of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the consideration therefor with the Exchange Agent, which will act as agent for tendering stockholders whose Shares have been accepted for exchange. Under no circumstances will interest on the consideration to be issued in exchange for Shares be paid by the Offerors, regardless of any delay in delivering such consideration. In all cases, consideration will be issued in exchange for Shares tendered pursuant to the Offer only after timely receipt by the Exchange Agent of (i) certificates for such Shares or a timely confirmation of a book-entry transfer of such Shares into the Exchange Agent's account at The Depositary Trust Company ("DTC") pursuant to the procedures set forth in the Prospectus, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Prospectus) in the case of a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

          The transaction is a taxable transaction for U.S. Federal income tax purposes.

          The Merger will be accounted for by AXA using the purchase method of accounting in accordance with French GAAP and U.S. GAAP.

          The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on December 22, 2000, unless and until the Offerors (in accordance with the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Offerors, shall expire. Any such extension will be followed by public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares except for during any subsequent offering period pursuant to Rule 14d-11 under the Exchange Act. Without limiting the manner in which the Offerors may choose to make any public announcement, the Offerors will have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release to the Dow Jones News Service or otherwise as may be required by applicable law.

          Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for exchange pursuant to the Offer, may also be withdrawn at any time after January 25, 2001, except for an extension pursuant to Rule 14d-11 under the Exchange Act. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth in the Prospectus. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates evidencing such Shares to be withdrawn have been delivered or otherwise identified to the Exchange Agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Exchange Agent. In addition, unless such Shares have been tendered for the account of an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Prospectus). However, withdrawn Shares may be re-tendered by again following one of the procedures described in the section "THE EXCHANGE OFFER-- Procedure for Tendering" of the Prospectus at any time prior to the Expiration Date or during the subsequent offering period below. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offerors, in their sole discretion, whose determination will be final and binding on all parties.

         Subject to the terms of the Merger Agreement, AXA and Merger Sub have undertaken to provide a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act immediately following the expiration of the initial offering period or any extension of that period. Rule 14d-11 under the Exchange Act provides that a subsequent offering period must have a duration of at least 3 and up to 20 business days. It is expected that the subsequent offering period will, pursuant to the Merger Agreement, terminate on December 31, 2000. If the initial offering period is extended up to a date which is less than 3 business days prior to the end of 2000 or if the Merger is consummated within less than 3 business days from the consummation of the Offer, no subsequent period will be provided.

          The information required to be disclosed by Rule 13e-3(e)(1) and Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Prospectus and is incorporated herein by reference.


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          The Prospectus, the related Letter of Transmittal and other relevant documents will be mailed to record holders of Shares whose names appear on the Company's stockholder lists and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

          THE PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. Documents filed with the SEC by the Offerors relating to the Offer can be obtained from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, Telephone: (202) 942-8090, Fax: (202)
628-9001, Email: publicinfo@sec.gov and (other than certain exhibits) are available free of charge from the General Counsel, AXA, 21 Avenue Matignon, 75008 Paris, Telephone No.: 011-33-1-40-75-72-00.

          Questions and requests for assistance or copies of the Prospectus, the Letter of Transmittal and other exchange offer documents may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.




                     THE INFORMATION AGENT FOR THE OFFER IS:

                              GEORGESON SHAREHOLDER
                               COMMUNICATIONS INC.
                           17 State Street, 10th Floor
                            New York, New York 10004
                 Banks and Brokers Call Collect: (212) 440-9800
                    All Others Call Toll Free: (866) 678-2293



                      THE DEALER MANAGER FOR THE OFFER IS:

                              GOLDMAN, SACHS & CO.
                                 85 Broad Street
                            New York, New York 10004
                          (212) 902-1000 (Call Collect)
                         (800) 323-5678 (Call Toll Free)